FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                             BOONVILLE ASSOCIATES I,
                               LIMITED PARTNERSHIP
                          MHDC PROJECT NO.: 00-100-HCT

                                DECEMBER 31, 2006

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                                TABLE OF CONTENTS


                                                                        PAGE

MORTGAGOR'S CERTIFICATION                                                  3

MANAGING AGENT'S CERTIFICATION                                             4

INDEPENDENT AUDITORS' REPORT                                               5

FINANCIAL STATEMENTS

         BALANCE SHEET                                                     6

         STATEMENT OF OPERATIONS                                           8

         STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)                9

         STATEMENT OF CASH FLOWS                                          10

         NOTES TO FINANCIAL STATEMENTS                                    11

SUPPLEMENTAL INFORMATION

         BALANCE SHEET DATA                                               19

         STATEMENT OF OPERATIONS DATA                                     21

         STATEMENT OF PARTNERS' EQUITY (DEFICIT) DATA                     23

         MORTGAGE ESCROW DEPOSITS                                         24

         RESERVE FOR REPLACEMENTS                                         25

         CHANGES IN FIXED ASSET ACCOUNTS                                  26

         FUNDS IN FINANCIAL INSTITUTIONS                                  27

         DEBT SERVICE COVERAGE RATIO ANALYSIS                             28

         SCHEDULE OF SURPLUS CASH                                         29

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                                December 31, 2006


                            MORTGAGOR'S CERTIFICATION


     I hereby certify that I have examined the accompanying financial statements and supplemental data of Boonville Associates I, Limited Partnership and, to the best of my knowledge and belief, the same are complete and accurate.


                                          GENERAL PARTNER


                                          -------------------------------------
                                          Name                             Date

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                                December 31, 2006


                         MANAGING AGENT'S CERTIFICATION


     I hereby certify that I have examined the accompanying financial statements and supplemental data of Boonville Associates I, Limited Partnership and, to the best of my knowledge and belief, the same are complete and accurate.


                                         MANAGING AGENT

                                         Cohen-Esrey Real Estate Services, Inc.



                                         --------------------------------------
                                         Name                              Date

                                         Managing Agent Taxpayer
                                           Identification Number: 43-1041720

[GRAPHIC OMITTED] Reznick
                  Group


                          INDEPENDENT AUDITORS' REPORT


To the Partners
Boonville Associates I, Limited Partnership

     We have audited the accompanying balance sheet of Boonville Associates I, Limited Partnership as of December 31, 2006, and the related statements of operations, partners' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boonville Associates I, Limited Partnership as of December 31, 2006, and the results of its operations, the changes in its partners' equity (deficit) and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information on pages 19 through 29 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



/s/ Rezncik Group P.C.

Skokie, Illinois
March 13, 2007

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                                  BALANCE SHEET

                                December 31, 2006

                                     ASSETS

INVESTMENT IN REAL ESTATE
  Land                                                              $   165,000
  Buildings and improvements                                          3,601,152
  Equipment                                                             148,952
  Less accumulated depreciation                                        (820,753)
                                                                    -----------

                                                                      3,094,351
                                                                    -----------

OTHER ASSETS
  Cash                                                                   20,966
  Security deposits                                                      10,049
  Accounts receivable - tenants                                             754
  Accounts receivable - other                                             5,786
  Prepaid insurance                                                       4,943
  Tax and insurance escrow                                                4,983
  Reserve for replacements                                               67,519
  Program reserve                                                        40,464
  Operating reserve                                                       4,855
                                                                    -----------

                                                                        160,319
                                                                    -----------

                                                                    $ 3,254,670
                                                                    ===========


                                   (continued)

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                            BALANCE SHEET - CONTINUED

                                December 31, 2006

                   LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES APPLICABLE TO INVESTMENT IN REAL ESTATE
  Mortgage note payable                                             $   689,260
                                                                    -----------

OTHER LIABILITIES
  Accounts payable and accrued expenses                                   6,857
  Tenant security deposits payable                                        9,200
  Accrued interest payable                                                  574
  Accrued management fees                                                18,408
                                                                    -----------

                                                                         35,039
                                                                    -----------

CONTINGENCY                                                                   -

PARTNERS' EQUITY (DEFICIT)                                            2,530,371
                                                                    -----------

                                                                    $ 3,254,670
                                                                    ===========


                        See notes to financial statements

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 2006

Revenue
  Rental income, net of vacancies and concessions                     $ 172,322
  Other income                                                            7,158
                                                                      ---------

                                                                        179,480

Operating expenses
  Administrative                                        $  30,448
  Management fees                                          19,551
  Repairs and maintenance                                  32,011
  Payroll                                                   3,914
  Supplies                                                  2,319
  Interest                                                  7,598
  Utilities                                                15,658
  Insurance                                                 9,925
  Real estate taxes                                         7,669
  Depreciation                                            146,770
                                                        ---------
                                                                        275,863
                                                                      ---------

Net loss                                                              $ (96,383)
                                                                      =========


                        See notes to financial statements

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
                              Boonville Associates I, Limited Partnership
                                     MHDC Project No.: 00-100-HCT

                                STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                     Year ended December 31, 2006

                                                                             0.01%
                                             99.97%           0.01%       WNC Missouri
                              0.01%         WNC Tax        WNC Housing    Tax Credits
                              CMCA       Credit Fund VI       L.P.         XXXI, L.P.         Total
                          ------------    ------------    ------------    ------------    ------------
Balance,
  January 1, 2006         $        (57)   $  1,627,388    $        163    $    999,260    $  2,626,754

Net loss                           (10)        (96,353)            (10)            (10)        (96,383)
                          ------------    ------------    ------------    ------------    ------------

Balance,
  December 31, 2006       $        (67)   $  1,531,035    $        153    $    999,250    $  2,530,371
                          ============    ============    ============    ============    ============


                                   See notes to financial statements


                                                  -9-

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
                      Boonville Associates I, Limited Partnership
                             MHDC Project No.: 00-100-HCT

                                STATEMENT OF CASH FLOWS

                             Year ended December 31, 2006


Cash flows from operating activities
  Net loss                                                                  $  (96,383)
  Reconciliation of net loss to net cash provided by operating activities
    Depreciation                                                               146,770
    Increase in prepaid insurance                                                 (120)
    Decrease in accounts receivable - tenants                                    3,070
    Increase in accounts receivable - replacement reserve                       (5,785)
    Decrease in tax and insurance escrow                                           799
    Decrease in prepaid rent                                                    (2,515)
    Decrease in accounts payable and accrued expenses                              525
    Decrease in accrued management fees                                        (13,159)
    Increase in tenant security deposits payable, net                               58
                                                                            ----------

      Net cash provided by operating activities                                 33,260
                                                                            ----------

Cash flows from investing activities
  Net deposits to replacement reserves, operating reserve,
    and program reserve                                                        (12,997)
                                                                            ----------

      Net cash used in investing activities
                                                                               (12,997)
                                                                            ----------
Cash flows from financing activities
  Principal repayments of mortgage note payable                                (24,240)
  Repayment of advances from affiliate                                            (228)
                                                                            ----------

      Net cash used in financing activities                                    (24,468)
                                                                            ----------

      NET DECREASE IN CASH                                                      (4,205)

Cash, beginning of year                                                         25,171
                                                                            ----------

Cash, end of year                                                           $   20,966
                                                                            ==========

Supplemental disclosure of cash flow information
  Cash paid for interest during the year                                    $    7,598
                                                                            ==========

                           See notes to financial statements


                                         -10-

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 1 - NATURE OF OPERATIONS

     Boonville Associates I, Limited Partnership (the Partnership) was formed on September 11, 2000, under the laws of the State of Missouri, for the purpose of acquiring, constructing, holding, and operating a 48-unit residential apartment complex known as Rankin Mill Apartments, MHDC No. 00-100-HCT. The Project is intended primarily for low- and moderate-income tenants in Boonville, Missouri. The Project is regulated by the Missouri Housing Development Commission (MHDC) as to rent charges and operating methods.

     The Partnership terminates December 31, 2050, unless dissolved earlier upon the sale of substantially all of the Partnership's real property.

     Agreements with MHDC provide for the regulation of rental charges, restrictions on the disposition of property, and limitations on annual cash distributions to Partners.

     The Partnership has received an allocation of low-income housing tax credits from the State of Missouri totaling $3,028,220. Each building of the project has qualified for and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. The credit allocation will be allowed annually in the amount of $302,822 for ten years if the project remains in compliance. In addition, the Partnership has been allocated state low-income housing tax credits. In order to qualify for the credits, the Partnership must maintain compliance with certain requirements.

     In addition, the Partnership has executed a regulatory agreement with the Missouri State Housing Development Authority which requires the operation of the project pursuant to Section 42 for a minimum of 30 years. This requirement is binding on the transferee during this compliance period.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Capitalization and Depreciation
     -------------------------------

     Land, buildings and improvements, and equipment are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation.

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2006


     The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

                                       Estimated life          Method
                                       --------------      -------------

          Buildings                       27.5 years       Straight-line
          Site improvements                 15 years        Accelerated
          Furniture and fixtures             5 years        Accelerated

     Rental Income and Prepaid Rents
     -------------------------------

     Rental income is recognized for apartment rentals as it is earned. Advance receipts of rental income are deferred and classified as liabilities until earned.

     Accounts Receivable and Bad Debts
     ---------------------------------

     Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

     Impairment of Long-Lived Assets
     -------------------------------

     In accordance with Statement of Financial Accounting Standard No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," the Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the year ended December 31, 2006.

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2006

     Income Taxes
     ------------

     No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the Partners individually.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - CASH

     The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash.

NOTE 4 - TENANT SECURITY DEPOSITS

     Regulations of the U.S. Department of Housing and Urban Development (HUD) require that security deposits be segregated from the general funds of the Partnership. Accordingly, the Partnership holds all security deposit funds in a separate, interest-bearing account.

NOTE 5 - ESCROW DEPOSITS AND RESTRICTED RESERVES

     According to the partnership loan and other regulatory agreements, the Partnership is required to maintain certain escrow deposits and restricted reserves. The following schedule shows the activity in such accounts during 2006.

     The Partnership is required to fund an operating reserve, in the initial amount of $4,500, from Limited Partner capital contributions. As of December 2006, the operating reserve has been funded as required.

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2006

     The Partnership is required to fund a replacement reserve, in the initial amount of $30,250, from Limited Partner capital contributions, and annually in an amount equal to $200 per unit. The replacement reserve has been funded as required in 2006.

     According to the Partnership Agreement, the Partnership is required to fund a supportive programs reserve, in the initial amount of $52,500, from limited partner capital contributions. As of December 31, 2006, the program reserve has been funded as required.

                                 Balance      Additions                       Balance
                               January 1,        and                       December 31,
                                  2006         interest     Withdrawals        2006
                              ------------   ------------   ------------   ------------
     Real estate tax
         escrow               $        820   $      7,150   $      7,669            301
     Insurance escrow                4,962          9,605          9,885          4,682
     Replacement reserve            51,924         15,595              -         67,519
     Operating reserve               2,839             61              -          2,900
     Other escrows                   1,914             41              -          1,955
     Program reserve                43,164            581          3,281         40,464
                              ------------   ------------   ------------   ------------

     Total                    $    105,623   $     33,033   $     20,835   $    117,821
                              ============   ============   ============   ============

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2006

NOTE 6 - LONG-TERM DEBT

     The mortgage note, dated September 12, 2000, is held by MHDC in the original amount of $810,000. The note bears interest at 1% per annum. Monthly installments of $2,605 for
     principal and interest are based on a 30-year amortization of the original note balance. Payments began on December 1,
     2001. The loan matures on November 1, 2031, at which time
     any unpaid principal and interest is due. During 2006, the
     Partnership became non compliant on an IRC 42 income
     restricted unit which violated a loan covenant. Subsequent to December 31, 2006 this non-compliance has been corrected.
     This covenant violation placed the loan in technical default
     which was cured on February 28, 2007.                           $  689,260

     Less: Current maturities                                           (24,503)
                                                                     ----------

     Total                                                           $  664,757
                                                                     ==========

     Aggregate scheduled maturities of long-term debt are as follows:

          Year ending December 31, 2007     $   24,503
                                   2008         24,749
                                   2009         24,998
                                   2010         25,249
                                   2011         25,503
                             Thereafter        564,258
                                          -------------

                                  Total     $  689,260
                                          =============


NOTE 7 - RELATED PARTY TRANSACTIONS

     According to the Partnership Agreement, the General Partner is entitled to an incentive management fee equal to 70% of remaining cash flow from operations after all unpaid amounts as defined in the Partnership Agreement are paid. No such fee was earned or paid in 2006.

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2006

     According to the Partnership Agreement, the Limited Partner is entitled to an annual reporting fee equal to 15% of remaining cash flow from operations, as defined, but in no event less than $1,000. During 2006, reporting fees earned were $2,271 and reporting fees paid were $0.

     The General Partner is obligated, under the Partnership Agreement, to provide funds for any development or operating deficits. Funds have been advanced to the Partnership, by the General Partner, including advances made pursuant to such obligation. The advances are noninterest-bearing, unsecured, and due on demand. As of December 31, 2006, advances to the Partnership totaled $14,295.

     Amounts due to affiliates at December 31, 2006 are as follow:

          Reporting fees payable                      $  2,271
          Developer Advances                            16,137
                                                      --------
          Total                                       $ 18,408
                                                      ========

NOTE 8 - PARTNERS AND PARTNERSHIP INTERESTS

     The Partnership has one General Partner, Central Missouri Counties Human Development Corporation, which has a .01% interest, one Limited Partner, WNC Housing Tax Credit Fund VI, L.P., which has a 99.97% interest, one Special Limited Partner, WNC Housing, L.P., which has a .01% interest, and one Missouri Limited Partner, WNC Missouri Tax Credits XXXI, L.P., which has a .01% interest.

NOTE 9 - PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS

     Generally, profits and losses are allocated to the Partners based upon their percentage of interest in the Partnership. Cash flow, as defined by the Partnership Agreement, generally is distributable as prioritized in the Partnership Agreement. Profits and losses arising from the sale, refinancing, or other disposition of all or substantially all of the Partnership's assets will be specially allocated as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits, losses and distributions may be required.

                   Boonville Associates I, Limited Partnership
                          MHDC Project No.: 00-100-HCT

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2006

NOTE 10 - CONTINGENCY

     The Partnership's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance could result in an adjustment to the capital contributed by the Limited Partners.